Exhibit 10.52

FIRST AMENDMENT TO
LOAN AND SECURITY AGREEMENT

This FIRST AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into as of December 28, 2021, by and among (a) SILICON VALLEY BANK, a California corporation (“SVB”), in its capacity as administrative agent and collateral agent (“Agent”), (b) SVB, as a lender, (c) SVB INNOVATION CREDIT FUND VIII, L.P., a Delaware limited partnership (“SVB Capital”), as a lender (SVB and SVB Capital and each of the other “Lenders” from time to time a party hereto are referred to herein collectively as the “Lenders” and each individually as a “Lender”), and (d) ZIOPHARM ONCOLOGY, INC., a Delaware corporation (“Borrower”).

Recitals

A.
Agent, Lenders, and Borrower have entered into that certain Loan and Security Agreement dated as of August 6, 2021 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).
B.
Lenders have extended credit to Borrower for the purposes permitted in the Loan Agreement.
C.
Borrower has requested that Agent and Lenders amend the Loan Agreement to (i) revise certain milestones, and (ii) make certain other revisions to the Loan Agreement as more fully set forth herein.
D.
Agent and Lenders have agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.
Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.
2.
Amendments to Loan Agreement.
2.1
Section 1.1 (Term Loan Advance). Section 1.1 of the Loan Agreement hereby is amended and restated in its entirety and replaced with the following:

“1.1 Term Loan Advance.

(a)
Availability. Borrower hereby acknowledges that prior to the First Amendment Effective Date, the Lenders, severally and not jointly, have made one (1) term loan advance to Borrower in an original principal amount equal to Twenty-Five Million Dollars ($25,000,000) according to each Lender’s Term Loan Advance Commitment as set forth on Schedule II hereto (the “Term Loan Advance”). After repayment, the Term Loan Advance (or any portion thereof) may not be reborrowed.

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(b)
Repayment. Borrower shall repay the aggregate outstanding Term Loan Advance as set forth in Schedule I hereto. The periodic installments set forth herein include interest, and such installments are based upon the original principal amount of the Term Loan Advance, an assumed fixed rate of interest, and an assumed amortization term, notwithstanding the fact that the interest rate applicable to the Term Loan Advance may change from time to time. In the event that the applicable interest rate changes at any time as a result of any changes in the Prime Rate, Agent may, in its sole discretion, but shall not be required to, recalculate the installments of principal and interest, and Borrower shall pay such installments as they may be recalculated by Agent. Borrower acknowledges and agrees that any such recalculation shall not affect the Term Loan Maturity Date or any other terms or provisions in this Agreement or any other Loan Document, and that if Agent elects not to recalculate such installments, the Term Loan Advance may not fully amortize on the Term Loan Maturity Date. All outstanding principal and accrued and unpaid interest with respect to the Term Loan Advance, and all other outstanding Obligations under the Term Loan Advance, are due and payable in full on the Term Loan Maturity Date.
(c)
Permitted Prepayment. Borrower shall have the option to make up to two (2) prepayments of the Term Loan Advance advanced by the Lenders under this Agreement, each in a minimum amount of at least Five Million Dollars ($5,000,000), provided Borrower (i) provides written notice to Agent of its election to prepay the Term Loan Advance at least five (5) Business Days prior to such prepayment, and (ii) pays to Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares, on the date of such prepayment (A) all outstanding principal plus accrued and unpaid interest on the portion of the Term Loan Advance being prepaid, (B) the pro-rata portion of the Prepayment Premium due in connection with the Term Loan Advance being prepaid, (C) the pro-rata portion of the Final Payment due in connection with the Term Loan Advance being prepaid, and (D) all other sums, if any, that shall have become due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts.
(d)
Mandatory Prepayment Upon an Acceleration. If the Term Loan Advance is accelerated by Agent, following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares, an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest with respect to the Term Loan Advances, (ii) the Prepayment Premium, (iii) the Final Payment and (iv) all other sums, if any, that shall have become due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts.”
2.2
Section 1.4 (Payments; Pro Rata Treatment; Application of Payments; Debit of Accounts). Each reference to “Term Loan Advances” in Section 1.4(c) of the Loan Agreement hereby is replaced in each instance with “Term Loan Advance”.
2.3
Section 1.9 (Procedures for Borrowing). Each reference to “Term Loan Advances” in Section 1.9 of the Loan Agreement hereby is replaced in each instance with “Term Loan Advance”.
2.4
Section 5.15 (Cash Collateralization). Section 5.15 of the Loan Agreement hereby is amended and restated in its entirety and replaced with the following:

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“5.15 Cash Collateralization.

(a)
Cash Collateralization. If Borrower fails to achieve the Performance Milestones on or prior to August 31, 2022, Borrower hereby authorizes and directs Agent to immediately transfer to the Pledged Account (from any one or a combination of Borrower’s accounts at SVB) an amount of cash and/or Cash Equivalents equal to fifty percent (50.0%) of the sum of (i) the then-outstanding principal balance of the Term Loan Advance, plus (ii) an amount equal to the Final Payment, in order to cash collateralize amounts owing from Borrower to Lenders in connection with the Term Loan Advance and the Final Payment (a “Cash Collateralization”), it being understood that the foregoing authorization shall constitute an immediate Cash Collateralization of the Obligations, irrespective of any delay by Agent in effecting such transfer.
(b)
Partial Release of Cash Collateral Upon Certain Repayment Events.
(i)
First Release. If a Cash Collateralization occurs, Agent and the Lenders hereby agree that so long as no Event of Default has occurred hereunder, if Borrower timely makes all scheduled payments of principal and interest owing in connection with the Term Loan Advance in accordance with the terms hereof, including the eighth (8th) scheduled payment of principal and interest on the Term Loan Advance due on April 1, 2023 (the “8th Amortization Payment”), so long as, after subtracting the 8th Amortization Payment, the sum of (y) the aggregate amount of outstanding principal plus accrued and unpaid interest remaining outstanding in connection with the Term Loan Advance, plus (z) the Final Payment, is equal to or less than Nine Million Seven Hundred Seventy Thousand Eight Hundred Thirty Three Dollars and Thirty Three Cents ($9,770,833.33), Agent shall, within ten (10) Business Days of the date of receipt of the 8th Amortization Payment, transfer from the Pledged Account to the Designated Deposit Account an amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000) (the “First Release”). For the avoidance of doubt, the balance in the Pledged Account immediately after the First Release must equal Ten Million Dollars ($10,000,000) or more.
(ii)
Second Release. If a Cash Collateralization occurs, Agent and the Lenders hereby agree that so long as no Event of Default has occurred hereunder, if Borrower timely makes all scheduled payments of principal and interest owing in connection with the Term Loan Advance in accordance with the terms hereof, including the tenth (10th) scheduled payment of principal and interest on the Term Loan Advance due on June 1, 2023 (the “10th Amortization Payment”), so long as, after subtracting the 10th Amortization Payment, the sum of (y) the aggregate amount of outstanding principal plus accrued and unpaid interest remaining outstanding in connection with the Term Loan Advance, plus (z) the Final Payment, is equal to or less than Five Million Six Hundred Four Thousand One Hundred Sixty Six Dollars and Sixty Six Cents ($5,604,166.66), Agent shall, within ten (10) Business Days of the date of receipt of the 10th Amortization Payment, transfer from the Pledged Account to the Designated Deposit Account an amount equal to Four Million Dollars ($4,000,000) (the “Second Release”). For the avoidance of doubt, the balance in the Pledged Account immediately after the Second Release must equal Six Million Dollars ($6,000,000) or more.”
2.5
Section 9.10 (Defaulting Lender). Each reference to “Term Loan Advances” in Section 9.10 of the Loan Agreement hereby is replaced in each instance with “Term Loan Advance”.

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2.6
Section 10 (Notices). Borrower’s and SVB Capital’s respective address for notices set forth in Section 10 of the Loan Agreement hereby is amended and restated in their entirety as follows:

“If to Borrower:	ZIOPHARM Oncology, Inc
8030 El Rio Street
Houston, TX 77054
Attn: Melinda Lackey
Email: MLackey@ziopharm.com

If to SVB Capital:	SVB Innovation Credit Fund VIII, L.P.
c/o SVB Capital
2770 Sand Hill Road
Menlo Park, CA 94025
Attn: SVB Capital Finance and Operations
Email: svbcapitalcredit@svb.com; and
SVBCapitalCreditFinance@svb.com”

2.7
Section 13 (Definitions). The following terms and their respective definitions hereby are added or amended and restated in their entirety in Section 13.1 of the Loan Agreement, as appropriate, to read as follows:

“Defaulting Lender” is, subject to Section 9.10(b), any Lender that (a) has failed to (i) fund all or any portion of its Term Loan Advance within two (2) Business Days of the date such Term Loan Advance were required to be funded hereunder unless such Lender notifies Agent and Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified Borrower or Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Term Loan Advance hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Agent or Borrower, to confirm in writing to Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Proceeding, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority)

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to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 9.10(b)) upon delivery of written notice of such determination to Borrower and each Lender.

“First Amendment Effective Date” is December 28, 2021.

“Performance Milestones” means Agent and the Lenders have received, evidence, satisfactory to Agent and the Lenders, confirming that Borrower has (a) achieved positive data in the first (1st) cohort of the Library TCR-T trial endorsed by an independent safety monitoring committee as a safe dose to proceed with; and (b) received at least Fifty Million Dollars ($50,000,000) in net cash proceeds after the First Amendment Effective Date from the sale of Borrower’s equity securities on terms and conditions, acceptable to Agent and the Lenders.

“Prepayment Premium” shall be an additional fee, payable to Agent, for the ratable benefit of the Lenders based on their Pro Rata Share, with respect to the Term Loan Advance, in an amount equal to:

(a)
for a prepayment of the Term Loan Advance made on or prior to the first (1st) anniversary of the Effective Date, three percent (3.0%) of the principal amount of the Term Loan Advance that is being prepaid;
(b)
for a prepayment of the Term Loan Advance made after the first (1st) anniversary of the Effective Date, but on or prior to the second (2nd) anniversary of the Effective Date, two percent (2.0%) of the principal amount of the Term Loan Advance that is being prepaid; and
(c)
for a prepayment of the Term Loan Advance made after the second (2nd) anniversary of the Effective Date, but prior to the Term Loan Maturity Date, one percent (1.0%) of the principal amount of the Term Loan Advance that is being prepaid.

“Pro Rata Share” is, as of any date of determination,, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of the Term Loan Advance held by such Lender by the aggregate outstanding principal amount of the Term Loan Advance.

“Term Loan Advance” is defined in Section 1.1 of this Agreement.

“Warrant” means, collectively, (a) that certain Amended and Restated Warrant to Purchase Stock dated as of the First Amendment Effective Date issued by Borrower to SVB, (b) that certain Amended and Restated Warrant to Purchase Stock dated as of the First Amendment Effective Date issued by Borrower to SVB Capital, (c) that certain Amended and Restated Warrant to Purchase Stock dated as of the First Amendment Effective Date issued by Borrower to Innovation Credit Fund VIII-A, L.P. and (d) any other warrant to purchase stock issued by Borrower in favor of SVB, SVB Capital or any of their Affiliates heretofore or hereafter, in each case as may be amended, modified, supplemented and/or restated from time to time.

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2.8
Section 13 (Definitions). The following defined terms and their respective definitions hereby are deleted from Section 13.1 and the balance of the Loan Agreement in their entirety:

“Draw Period”, “Equity Milestone”, “Term A Loan Advance”, “Term B Loan Advance”, “Term B Milestone”, “Term Loan Advances”

2.9
Schedule I to the Loan Agreement hereby is replaced with Schedule I attached hereto.
2.10
Schedule II to the Loan Agreement hereby is replaced with Schedule II attached hereto.
3.
Limitation of Amendments.
3.1
The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Agent and/or Lenders may now have or may have in the future under or in connection with any Loan Document.
3.2
This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.
4.
Representations and Warranties. To induce Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Agent and Lenders as follows:
4.1
Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;
4.2
Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;
4.3
The organizational documents of Borrower delivered to Agent on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;
4.4
The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;
4.5
The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any material law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

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4.6
The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and
4.7
This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.
5.
Ratification of Perfection Certificate. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in that certain Perfection Certificate dated on the Effective Date delivered to Agent by Borrower and acknowledges, confirms and agrees that the disclosures and information Borrower provided to Agent in such Perfection Certificate have not changed, as of the date hereof.
6.
Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.
7.
Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
8.
Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Agent of the following, each in form and substance satisfactory to Agent: (i) this Amendment by each party hereto, (ii) a Bank Services Cash Pledge Agreement executed in favor of Agent by Borrower, and (iii) (x) that certain Amended and Restated Warrant to Purchase Stock dated as of the First Amendment Effective Date issued by Borrower to SVB, (y) that certain Amended and Restated Warrant to Purchase Stock dated as of the First Amendment Effective Date issued by Borrower to SVB Capital, and (z) that certain Amended and Restated Warrant to Purchase Stock dated as of the First Amendment Effective Date issued by Borrower to Innovation Credit Fund VIII-A, L.P., and (b) Borrower’s payment to Agent of all Lenders’ Expenses due and owing as of the date hereof, which may be debited from any of Borrower’s accounts at SVB.

[Balance of Page Intentionally Left Blank]

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In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BORROWER:

ZIOPHARM ONCOLOGY, INC.

By:	/s/ Kevin Boyle Sr.

Name:	Kevin Boyle Sr.

Title:	Chief Executive Officer

AGENT:

SILICON VALLEY BANK, as Agent

By:	/s/ Lauren Cole

Name:	Lauren Cole

Title:	Director

LENDERS:

SILICON VALLEY BANK, as Lender

By:	/s/ Lauren Cole

Name:	Lauren Cole

Title:	Director

SVB INNOVATION CREDIT FUND VIII, L.P., as Lender By: SVB Innovation Credit Partners VIII, LLC, a Delaware limited liability company, its General Partner

By:	/s/ Ryan Grammer

Name:	Ryan Grammer

Title:	Senior Managing Director

[Signature Page to First Amendment to Loan and Security Agreement]

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SCHEDULE I

LSA PROVISIONS

LSA Section	LSA Provision
1.1(a) – Term Loan Advance – Availability

The Term Loan Advance must be in an original principal amount equal to Twenty-Five Million Dollars ($25,000,000). After repayment, the Term Loan Advance (or any portion thereof) may not be reborrowed. The original principal amount of the Term Loan Advance shall not, at any time, exceed the Term Loan Availability Amount.

1.1(b) – Term Loan Advance – Repayment

Commencing on the Term Loan Amortization Date and continuing on each Payment Date thereafter, Borrower shall repay the aggregate outstanding Term Loan Advance to Agent, for the account of the Lenders, in (i) twelve (12) consecutive, equal monthly installments of principal, plus (ii) monthly payments of accrued interest at the rate set forth in Section 1.2(b).

1.2(a) – Interest Payments – Term Loan Advance

Interest on the principal amount of the Term Loan Advance is payable in arrears monthly (i) on each Payment Date commencing on the first (1st) Payment Date of the month following the month in which the Funding Date of the Term Loan Advance occurs, (ii) on the date of any prepayment and (iii) on the Term Loan Maturity Date.

1.2(b) – Interest Rate – Term Loan Advance

The outstanding principal amount of the Term Loan Advance shall accrue interest at a floating rate per annum equal to the greater of (i) seven and three-quarters of one percent (7.75%) and (ii) the Prime Rate plus the Prime Rate Margin, which interest shall be payable in accordance with Section 1.2(a).

1.2(e) – Interest Computation	Interest shall be computed on the basis of the actual number of days elapsed and a 360-day year for any Credit Extension outstanding.
13.2 – “Borrower”	“Borrower” means ZIOPHARM ONCOLOGY, INC., a Delaware corporation.
13.2 – “Effective Date”	“Effective Date” is August 6, 2021.
13.2 – “Payment Date”	“Payment Date” is the first (1st) calendar day of each month.

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13.2 – “Prime Rate”

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Agent, the “Prime Rate” shall mean the rate of interest per annum announced by SVB as its prime rate in effect at its principal office in the State of California (such SVB announced Prime Rate not being intended to be the lowest rate of interest charged by SVB in connection with extensions of credit to debtors); provided that, in the event such rate of interest is less than zero percent (0.0%) per annum, such rate shall be deemed to be zero percent (0.0%) per annum for purposes of this Agreement.

13.2 – “Prime Rate Margin”	“Prime Rate Margin” is four and one half of one percent (4.50%).
13.2 – “Term Loan Amortization Date”

“Term Loan Amortization Date” is September 1, 2022; provided, however, if Borrower achieves the Performance Milestones on or prior to August 31, 2022, the Term Loan Amortization Date shall automatically, with no further action required by the parties hereto, be extended to September 1, 2023.

13.2 – “Term Loan Availability Amount”	“Term Loan Availability Amount” is an aggregate principal amount equal to Twenty-Five Million Dollars ($25,000,000).
13.2 – “Term Loan Maturity Date”

“Term Loan Maturity Date” is August 1, 2023; provided, however, if Borrower achieves the Performance Milestones on or prior to August 31, 2022, the Term Loan Maturity Date shall automatically, with no further actions required by the parties hereto be extended to August 1, 2024.

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SCHEDULE II

LENDERS AND COMMITMENTS

TERM LOAN COMMITMENTS

Lender	Term Loan Advance Commitment	Term Loan Advance Commitment Percentage
Silicon Valley Bank	$17,500,000	70.0000%
SVB Innovation Credit Fund VIII, L.P.	$7,500,000	30.0000%
TOTAL	$25,000,000	100.0000%